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                                  EXHIBIT 16

              Schedule for Computation of Performance Quotations




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                    COMPUTATION OF PERFORMANCE QUOTATIONS

     The following table shows the computation of the Total Return and Average Annual Total Return included in the Statement of Additional Information:

                     M.S.B. FUND, INC. TOTAL RETURN DATA

                                    PERIODS ENDED DECEMBER 31, 1997
                               ------------------------------------------
                                1 YEAR     3 YEARS    5 YEARS   10 YEARS
                               ---------  ---------  ---------  ---------
Hypothetical Initial
Investment (P)                 $1,000.00  $1,000.00  $1,000.00  $1,000.00

Ending Redeemable Value
(ERV)*                         $1,288.80  $1,951.50  $2,314.50  $3,900.90

Total Return
((ERV/P)-1) x 100                  28.88%     95.15%    131.45%    290.09%

Average Annual Total Return
        1/n
((ERV/P)    - 1) x 100
[n=number of years in period]      28.88%     24.97%     18.27%     14.58%

* Assumes (i) reinvestment of all dividends and distributions and (ii) deduction of all applicable charges and expenses.